                                                                      EXHIBIT 12
                 SOUTHERN NATURAL GAS COMPANY AND SUBSIDIARIES

                       COMPUTATION OF RATIOS OF EARNINGS
                  FROM CONTINUING OPERATIONS TO FIXED CHARGES
                              TOTAL ENTERPRISE (A)

                                                                             Years Ended December 31,
                                                      ----------------------------------------------------------------------
                                                                                  (In Thousands)
                                                        1994           1993            1992            1991           1990
                                                        ----           ----            ----            ----           ----
Earnings from Continuing Operations:
    Income before income taxes                        $ 76,098       $127,617        $126,691        $119,326       $103,797
    Fixed charges (see computation below)               48,385         59,171          49,131          46,596         49,899
                                                      --------       --------        --------        --------       --------

Total Earnings Available for Fixed Charges            $124,483       $186,788        $175,822        $165,922       $153,696
                                                      ========       ========        ========        ========       ========

Fixed Charges:
    Interest expense before deducting
       interest capitalized                           $ 45,900       $ 56,599        $ 46,298        $ 42,957       $ 47,323
    Rentals(b)                                           2,485          2,572           2,833           3,639          2,576
                                                      --------       --------        --------        --------       --------

                                                      $ 48,385       $ 59,171        $ 49,131        $ 46,596       $ 49,899
                                                      ========       ========        ========        ========       ========

Ratio of Earnings to Fixed Charges                         2.6            3.2             3.6             3.6            3.1
                                                      ========       ========        ========        ========       ========


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(a)      Amounts include the Company's portion of the captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing unconsolidated affiliates.